Exhibit 99.3

Consent of Director Nominee

Concord Acquisition Corp II

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Concord Acquisition Corp II (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of March 22, 2021.

/s/ Lawrence Leibowitz
Name: Lawrence Leibowitz